DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Description of the 5.500% Subordinated Notes due 2064 (Subordinated Deferrable Interest Notes)
The following description is a summary of the 5.500% Subordinated Notes due 2064 (Subordinated Deferrable Interest Notes) (the “Notes”) of National Rural Utilities Cooperative Finance Corporation (the “Company,” “CFC,” “we,” “us” and “our”). The following summary of specified provisions of the 1996 Indenture (defined below) and the Notes is subject to, and qualified in its entirety by reference to, the actual provisions of the 1996 Indenture and the Notes.
General
On May 6, 2019, we issued $250,000,000 aggregate principal amount of the Notes. The Notes were issued as a series of subordinated debt securities under that certain indenture dated as of October 15, 1996 (the “1996 Indenture”), between us and U.S. Bank National Association, as successor trustee (the “Notes Trustee”). The Notes were issued in registered form and only in denominations of $25.00 and integral multiples in excess thereof. There is no limit on the amount of additional securities similar to the Notes that may be issued under the 1996 Indenture. The Notes are traded on the New York Stock Exchange under the symbol “NRUC.”
Maturity
The Notes will mature on May 15, 2064. If that day is not a business day, payment of principal and interest will be postponed to the next business day and no interest will accrue as a result of that postponement.
Interest Rate and Interest Payment Dates
The Notes bear interest at the annual rate of 5.500%, and we will pay accrued interest quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2019 subject to our rights and obligations under “Option to Extend Interest Payment Period.” Interest payments will be made to the persons or entities in whose names the Notes are registered at the close of business on February 1, May 1, August 1 or November 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. The amount of interest payable for any interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any interest payment date falls on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no additional interest will accrue as a result of that postponement.
“Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or (iii) a day on which the corporate trust office of the Notes Trustee is closed for business.
Option to Extend Interest Payment Period
So long as there is no event of default under the 1996 Indenture with respect to the Notes that is continuing, we may at any time and from time to time during the term of the Notes extend the interest payment period (such a period being referred to as an “extension period”) for a period not exceeding forty (40) consecutive quarterly periods, except that we may not extend the interest payment period beyond the maturity date, any earlier accelerated maturity date arising from an event of default or any other earlier redemption of the Notes. During an extension period, interest will continue to accrue on the Notes at the interest rate on the Notes and accrued interest on the Notes will bear additional interest at the interest rate on the Notes, compounded on each interest payment date, subject to applicable law. At the end of an extension period, unless further extended in accordance with the requirements below, we must pay all accrued and unpaid interest (and interest thereon).

During any extension period we may not declare or pay any dividend or interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our members’ subordinated certificates. Before the termination of any extension period, we may further extend the interest payment period, so long as the extension period, together with all previous and further extensions, would not exceed forty (40) consecutive quarterly periods or extend beyond the maturity of the Notes. No extension period (including as extended) may end on a day other than the last day of an interest payment period.
Upon the termination of an extension period and the payment of all amounts then due (including interest on unpaid interest), we may select a new extension period, subject to the above requirements. No interest during an extension period, except at the end thereof, shall be due and payable. We shall give the holders of the Notes and the Notes Trustee notice of our election of extension of an extension period at least ten business days prior to the earlier of (i) the next interest payment date and (ii) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the Notes of such next succeeding record or payment date for such interest payment.
Optional Redemption
We may redeem the Notes at any time, prior to May 15, 2024, in whole or in part, at a “make-whole” redemption price equal to the greater of   (1) 100% of the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the Notes being redeemed that would be due if such Notes matured on May 15, 2024, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points for the Notes plus in each of  (1) and (2) above, accrued interest to, but excluding, the redemption date.
At any time on or after May 15, 2024, we may redeem the Notes, at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.
For purposes of these redemption provisions, the following terms have the following meanings:
“Comparable Treasury Issue” means the United States Treasury security selected by an Quotation Agent as having a maturity comparable to the remaining term of the Notes being redeemed (assuming, for this purpose, that the Notes matured on May 15, 2024) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
“Comparable Treasury Price” means with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.
“Quotation Agent” means one of the Reference Treasury Dealers appointed by CFC.
“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and RBC Capital Markets, LLC, or their respective affiliates or successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in the United States, CFC will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by CFC.
“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the Notes being redeemed.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.
Redemption Following a Tax Event
We will have the right to redeem the Notes, at any time before May 15, 2024, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.
A “Tax Event” means that the Company has received an opinion of nationally recognized independent tax counsel experienced in such matters at any time after the occurrence of any of the events set forth below to the effect that:

(i)	there is more than an insubstantial risk that the Company would lose its status as a 501(c)(4) tax-exempt entity pursuant to the Internal Revenue Code as a result of:

•	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

•	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

•
any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after April 29, 2019; and

(ii)
there is more than an insubstantial risk that interest payable on the Notes is not or within 90 days of the date of the opinion would not be currently deductible as such interest accrues, in whole or in part, by the Company for United States federal income tax purposes as a result of:

•	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

•	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

•
any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after April 29, 2019.
Our right to redeem the Notes due to a Tax Event is subject to the condition that, if we have the opportunity to eliminate a Tax Event, within 90 days following the occurrence and continuation of such Tax Event, by taking some ministerial action (a “ministerial action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on us or the holders of the Notes and will involve no material cost, we will pursue such measures in lieu of redemption. We cannot redeem the Notes while we are pursuing any such ministerial action.

Redemption Following a Rating Agency Event
We will have the right to redeem the Notes, at any time before May 15, 2024, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by us at any time following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Notes, plus any accrued unpaid interest, if any, thereon to, but not including, the redemption date.
“Rating Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (sometimes referred to as a “rating agency”) that currently publishes a rating for us in assigning equity credit to securities such as the Notes, as such methodology is in effect on April 29, 2019 (the “current criteria”), which change results in (i) any shortening of the length of time for which equity credit pertaining to the Notes would have been in effect had the current methodology not been changed or (ii) a lower equity credit being assigned by such rating agency to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such rating agency pursuant to its current criteria.
Redemption Procedures
We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue from and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.
Ranking
The Notes are unsecured subordinated debt securities and are subordinated and junior in right of payment to all senior indebtedness of CFC.
No payment of principal of, including redemption and sinking fund payments, or premium or interest on, the subordinated debt securities may be made if any senior indebtedness is not paid when due, or a default has occurred with respect to the senior indebtedness permitting the holders to accelerate its maturity and the default has not been cured or waived and has not ceased to exist. Upon any acceleration of the principal amount due on the subordinated debt securities or any payment or distribution of assets of CFC to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment. The holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions until all amounts owing on the senior indebtedness are paid in full.
The term “senior indebtedness” is defined in the 1996 Indenture to mean:

•	all indebtedness heretofore or hereafter incurred by us for money borrowed unless by its terms it is provided that such indebtedness is not senior indebtedness;

•	all other indebtedness hereafter incurred by us which by its terms provides that such indebtedness is senior indebtedness;

•	all guarantees, endorsements and other contingent obligations in respect of, or obligations to purchase or otherwise acquire or service, indebtedness or obligations of others; and

•
any amendments, modifications, deferrals, renewals or extensions of any such senior indebtedness, or debentures, notes or evidences of indebtedness heretofore or hereafter issued in evidence of or exchange of such senior indebtedness.

The Notes rank equal in right of payment and upon liquidation to our outstanding subordinated debt.
The Notes are senior to our members’ subordinated certificates.
Events of Default
The following “events of default” are applicable to the Notes:

•
failure to pay interest on the Notes within 60 days after such interest is due (provided, however, that a failure to pay interest during a valid optional extension period will not constitute an event of default, as described above under “Option to Extend Interest Payment Period”);

•	failure to pay principal of or any premium on the Notes when due; and

•	certain bankruptcy, insolvency or reorganization events with respect to CFC.

No event of default with respect to one series of subordinated debt securities necessarily constitutes an event of default with respect to another series of subordinated debt securities.
With respect to the Notes, a failure to comply with the other covenants under the 1996 Indenture does not constitute an event of default.
Modification of the 1996 Indenture
Without the consent of any holder of the Notes, we and the Notes Trustee may enter into one or more supplemental indentures to the 1996 Indenture for any of the following purposes:

•	to evidence the assumption by any permitted successor to CFC of the covenants of CFC in the 1996 Indenture and the subordinated debt securities;

•
to add one or more covenants of CFC or other provisions for the benefit of the holders of all or any series of the subordinated debt securities or to surrender any right or power conferred upon CFC by the 1996 Indenture;

•	to add any additional events of default with respect to all or any series of outstanding subordinated debt securities;

•
to change or eliminate any provision of the 1996 Indenture or to add any new provision to the 1996 Indenture, but if the change, elimination or addition will adversely affect the interests of the holders of subordinated debt securities of any series in any material respect, the change, elimination or addition will not become effective with respect to the series;

•	to provide collateral security for the subordinated debt securities;

•	to establish the form or terms of subordinated debt securities of any series as permitted by the 1996 Indenture;

•
to provide for the acceptance of appointment by a successor trustee with respect to the subordinated debt securities of one or more series and to add to or change any of the provisions of the 1996 Indenture as necessary to provide for or facilitate the administration of the trusts under the 1996 Indenture by more than one trustee;

•	to provide for the procedures required to permit the utilization of a non-certificated system of registration for any series of subordinated debt securities;

•	to change any place where:

◦	the principal of and premium, if any, and interest, if any, on any subordinated debt securities is payable;

◦	any subordinated debt securities may be surrendered for registration of transfer or exchange;

◦	notices and demands to or upon CFC in respect of subordinated debt securities and the 1996 Indenture may be served; or

◦
to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the 1996 Indenture, so long as such changes or additions do not adversely affect the interests of the holders of subordinated debt securities of any series in any material respect.

    If the Trust Indenture Act is amended after the date of the 1996 Indenture to require changes to the 1996 Indenture or the incorporation of additional provisions or to permit changes to, or the elimination of, provisions which, at the date of the 1996 Indenture, were required by the Trust Indenture Act to be contained in the 1996 Indenture, the 1996 Indenture will be deemed amended so as to conform to the amendment or to effect the changes or elimination. CFC and the trustee may, without the consent of any holders, enter into one or more supplemental 1996 Indentures to evidence or effect the amendment.
Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of all series then outstanding, considered as one class, is required to add any provisions to, or change in any manner, or eliminate any of the provisions of, the 1996 Indenture. However, if less than all of the series of subordinated debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding subordinated debt securities of all series so directly affected, considered as one class, will be required. If the subordinated debt securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, tranches, the consent only of the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of all tranches directly affected, considered as one class, will be required. However, no supplemental indenture may, without the consent of the holders of all of the affected outstanding subordinated debt securities:

•	change the stated maturity, installment or interest rate of any of the subordinated debt securities;

•	reduce the principal amount, any premium or the interest rate on any of the subordinated debt securities;

•	reduce the amount of the principal of original issue discount subordinated debt securities payable on acceleration of maturity;

•	change the coin or currency or other property in which any principal, premium or interest of any of the subordinated debt securities is payable;

•	impair any right to take legal action for an overdue payment;

•	reduce the percentage required for modifications to or waivers of compliance with the 1996 Indenture;

•	reduce the requirements for quorum or voting; or

•	with certain exceptions, modify the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions.

A supplemental indenture that changes or eliminates any provision of the 1996 Indenture expressly included solely for the benefit of a particular series of subordinated debt securities or tranches, or modifies the rights of the holders of subordinated debt securities of the series or tranches with respect to the provision, will be deemed not to affect the rights under the 1996 Indenture of the holders of the subordinated debt securities of any other series or tranche.
The 1996 Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding subordinated debt securities have given or taken any direction, notice, consent, waiver or other action under the 1996 Indenture as of any date:

•
subordinated debt securities owned by CFC or any other obligor upon the securities or any affiliate of CFC or of the other obligor unless CFC, the affiliate or obligor owns all securities outstanding under the 1996 Indenture, or all outstanding subordinated debt securities of each the series and the tranche, as the case may be, determined without regard to this bullet point shall be disregarded and deemed not outstanding;

•
the principal amount of a discount subordinated debt security deemed outstanding shall be the amount of the principal that would be due and payable as of the date of determination upon a declaration of acceleration of the maturity as provided in the 1996 Indenture; and

•
the principal amount of a subordinated debt security denominated in foreign currencies or a composite currency deemed outstanding will be the dollar equivalent, determined as of that date in the manner prescribed for that subordinated debt security, of the principal amount of that subordinated debt security, or, in the case of a subordinated debt security described in the second bullet point above, of the amount described in that bullet point.

    If CFC solicits from holders of subordinated debt securities any request, demand, authorization, direction, notice, consent, election, waiver or other act, CFC may, at its option, by board resolution, fix in advance a record date for the determination of holders of subordinated debt securities entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other act, but CFC shall have no obligation to do so. If a record date is fixed, the request, demand, authorization, direction, notice, consent, election, waiver or other act may be given before or after the record date, but only the holders of record at the close of business on the record date shall be deemed holders for the purposes of determining whether holders of the requisite proportion of the outstanding subordinated debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding subordinated debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer or in exchange or in lieu of the security in respect of anything done, omitted or suffered to be done by the trustee or CFC in reliance thereon, whether or not notation is made upon security.
Agreement by Holders of Certain Tax Treatment
Each holder of the Notes, by accepting the Notes or a beneficial interest therein, is deemed to have agreed that the holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all United States federal, state and local tax purposes.
Denomination
The Notes are issued only in denominations of  $25.00 and integral multiples in excess thereof.
Governing Law
The 1996 Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.
Paying Agent and Registrar
U.S. Bank National Association is the paying agent and registrar for the Notes.
Notices
Except as otherwise provided in the 1996 Indenture, notices to holders of the Notes will be sent by mail to the registered holders.

Description of the 7.35% Collateral Trust Bonds due 2026
The following description is a summary of our 7.35% Collateral Trust Bonds due 2026 (the “Bonds”). The following summary of specified provisions of the 1994 Indenture (defined below) and the Bonds is subject to, and qualified in its entirety by reference to, the actual provisions of the 1994 Indenture and the Bonds.
General
On [November 6], 1996, we issued $100,000,000 aggregate principal amount of the Bonds. The Bonds were issued under that certain indenture dated as of February 15, 1994 (the “1994 Indenture”), between us and First Bank National Association, as trustee (the “Bonds Trustee”). The Bonds are traded on the New York Stock Exchange under the symbol “NRUC 26.”
Maturity Date
The Bonds will mature on November 1, 2026.
Interest Rate and Interest Payment Dates
The Bonds bear interest at a rate of 7.35% per annum. Interest is payable semiannually on May 1 and November 1 to the persons in whose names the Bonds are registered at the close of business on the preceding April 15 and October 15, respectively, commencing May 1, 1997.
Sinking Fund
CFC is required to make mandatory sinking fund payments sufficient to redeem, on November 1 of each of the years 2007 through 2025 inclusive, $5,000,000 in principal amount of the Bonds at 100% of the principal amount thereof plus accrued interest to the redemption date, to be applied on a pro rata basis to holders of the Bonds. Such mandatory sinking fund payments are calculated to retire 95% of the principal amount of the issue prior to maturity.
Redemption
Except as provided under “Sinking Fund” above, the Bonds may not be redeemed prior to maturity.
Security
The Bonds are secured under the 1994 Indenture, equally with outstanding bonds issued under the 1994 Indenture, by the pledge with the Bonds Trustee of “eligible collateral” having an “allowable amount” at least equal to the aggregate principal amount of bonds outstanding.
The 1994 Indenture provides that “eligible collateral” will consist of cash, eligible mortgage notes of distribution system members and permitted investments. The allowable amount of cash is 100% thereof, the allowable amount of eligible mortgage notes is the amount advanced and not repaid and the allowable amount of permitted investments is their cost to CFC (exclusive of accrued interest and brokerage commissions). However, the allowable amount of permitted investments traded on a national securities exchange or in any over-the-counter market is their fair market value as determined by CFC. For purposes of the 1994 Indenture and as used in describing the Bonds herein, a “member” is any person which is a member of CFC, and a “distribution system member” is a member 50% or more of whose gross operating revenues are derived from sales of electricity to end users, as determined as of the end of the last completed calendar year.
Events of Default
The following “events of default” are applicable to the Bonds:

•	failure to pay interest on any bonds for 30 days after the interest becomes due;

•	failure to pay principal or any premium on any bonds at their maturity or upon redemption;

•	default in the making of any sinking fund payment;

•
default in the performance or breach of specified covenants in the indenture for 60 days after such default is known to any officer of CFC, including the covenant to maintain eligible collateral outlined above;

•
failure to perform any other covenant or warranty in the indenture for 60 days after notice from the trustee to CFC or from holders of at least 25% in principal amount of the then outstanding bonds to CFC and the trustee; and

•	specified events of bankruptcy, reorganization or insolvency.

In case an event of default should occur and be continuing, the Bonds Trustee or the holders of at least 25% in principal amount of the Bonds then outstanding may declare the principal of the Bonds to be due and payable. Each declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the Bonds at the time outstanding.
Modification of the 1994 Indenture
Modifications of the provisions of the 1994 Indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Bonds, but, without the consent of the holder of each Bond affected thereby, no such modification shall (i) effect a reduction, or an extension of the stated time of payment, of the principal of or interest on any Bond or of any premium payable on redemption, (ii) permit the creation of any prior or equal lien on the securities or other property pledged under the Indenture (except as expressly permitted) or deprive the holder of any Bond (except as expressly permitted) of the lien created by the 1994 Indenture or (iii) reduce the above-stated percentage of holders of Bonds whose consent is required to modify the 1994 Indenture or the percentage of holders of Bonds whose consent is required for any waiver under the 1994 Indenture.
The 1994 Indenture provides that the Company and the Bonds Trustee may, without the consent of any holders of Bonds, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, establishing the form or terms of bonds of any series, changing or eliminating any restriction on the manner or place of payment of principal of or interest on bonds or, provided such action shall not adversely affect the interests of the holders of the Bonds in any material respect, curing ambiguities or inconsistencies in the 1994 Indenture or making other provisions with respect to matters arising under the 1994 Indenture.